Exhibit 23.6

Consent to be Named as a Director

In connection with the filing by Cadeler A/S of the Registration Statement on Form F-4 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Cadeler A/S in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 19, 2023

/s/ James B. Nish
James B. Nish